News Release
August 15, 2023

SSR MINING ANNOUNCES $400 MILLION SENIOR SECURED REVOLVING CREDIT FACILITY
DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") is pleased to announce an amendment to its existing revolving credit facility (the “Facility”) on favorable terms. The Facility size has been increased from $200 million to $400 million with an additional accordion feature of $100 million. The Facility has a renewed term of 4 years, now maturing on August 15, 2027.
Under the terms of the Facility, amounts that are borrowed will incur variable interest at the Secured Overnight Financing Rate plus an applicable margin. The margin will be determined based on the Company’s net leverage ratio and amounts drawn from the Facility and will range from 2.00% to 2.75%. The expanded Facility will provide the Company with flexibility for working capital and other general corporate purposes.
The Bank of Nova Scotia has acted as Administrative Agent, and along with Canadian Imperial Bank of Commerce as Co-Lead Arrangers and Joint Bookrunners, in connection with the amended Facility.

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing operations located in the USA, Türkiye, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. Over the last three years, the four operating assets combined have produced on average more than 700,000 gold equivalent ounces annually. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (888) 338-0046

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SSR Mining Inc.